UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2005

WELLPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	001-16751	35-2145715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Monument Circle

Indianapolis, IN 46204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (317) 488-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

As previously reported by WellPoint, Inc. (the “Company”) in a Current Report on Form 8-K dated January 21, 2005, Mr. Leonard D. Schaeffer, Chairman of the Board of Directors of the Company, terminated his employment with the Company effective January 31, 2005. Pursuant to Mr. Schaeffer’s Amended and Restated Employment Agreement (which was previously reported by WellPoint Health (a pre-merger company) in a Current Report on Form 8-K dated December 31, 2002) (the “Employment Agreement”), Mr. Schaeffer was entitled upon his termination to receive certain cash and non-cash interests and benefits, including office space and clerical support staff for a period of five years following his termination. This period commenced on the date Mr. Schaeffer ceased to be an employee of the Company.

On July 22, 2005, the Company entered into a Letter of Agreement (the “Agreement”) with Mr. Schaeffer. The Agreement amends the Employment Agreement to provide that Mr. Schaeffer will be entitled to office space and clerical support for a term of 5 years following his termination as Chairman (compared to the five years following termination of his employment originally provided for in the Employment Agreement). The Agreement also provides for the providing of office space and clerical support to Mr. Schaeffer while he is Chairman to facilitate the performance of his duties as Chairman. On July 22, 2005, the Company entered into a lease for space at a location selected by the Company, after consultation with Mr. Schaeffer, to provide such office space for the required period. The lease is expected to commence on September 1, 2005, and continue for a term ending on the later of (a) November 30, 2011, and (b) 6 years from the commencement of the lease term, at an annual rent of $186,000 per year plus parking charges of $6,000 per year. In addition, the Company will incur a one-time cost associated with the build-out of the space of $240,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 22, 2005

WELLPOINT, INC.

By:	/s/ Angela F. Braly
Name: Angela F. Braly
Title: Executive Vice President, General Counsel and Chief Public Affairs Officer